EXHIBIT 99.1

Press Release

Contact:     Abbe Goldstein                 Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3573                    (441) 294-7290

XL Group Ltd Announces Second Quarter 2017 Results

Continues Focus on Executing Strategy

•
Net income attributable to common shareholders of $301.6 million, or $1.14 per fully diluted share, for the quarter, compared to $43.8 million, or $0.15 per fully diluted share, in the prior year quarter

•	Operating net income[1] of $255.1 million, or $0.96 per fully diluted share, for the quarter, compared to $106.4 million, or $0.37 per fully diluted share, in the prior year quarter

•	P&C combined ratio of 92.3% for the quarter compared to 96.0% in the prior year quarter

•	P&C loss ratio of 60.8% for the current quarter compared to 64.6% in the prior year quarter

•
Catastrophe pre-tax losses net of reinsurance and reinstatement premiums for the quarter of $92.1 million (3.7 points to the loss ratio), compared to $240.1 million (9.8 points to the loss ratio), in the prior year quarter

•
Integration costs related to the acquisition of Catlin Group Limited ("Catlin"), completed on May 1, 2015 ("Catlin Acquisition"), totaled approximately $39.1 million for the quarter compared to $52.1 million in the prior year quarter. Integration costs related to the Catlin Acquisition were completed in the second quarter of 2017

•	Fully diluted book value per common share of $42.15 at June 30, 2017, an increase of $1.05, or 2.6%, from fully diluted book value per common share of $41.10 at March 31, 2017

•	Fully diluted tangible book value per common share[2] of $33.71 at June 30, 2017, an increase of $0.88, or 2.7%, from fully diluted tangible book value per common share of $32.83 at March 31, 2017

•	Annualized return on average common shareholders' equity ("ROE") was 10.9% for the quarter compared with 1.5% for the prior year quarter

•
QTD Annualized operating ROE[1,3] excluding and including average accumulated other comprehensive income ("AOCI") was 10.1% and 9.3% for the current quarter and 4.1% and 3.6% in the prior year quarter, respectively. Excluding Catlin related integration costs these return rates would have been

EXHIBIT 99.1

11.4% and 10.5% in the current quarter of 2017 and 5.9% and 5.3% in the prior year quarter, respectively

•
YTD Annualized Operating ROE[1,3] excluding and including AOCI was 7.7% and 7.1% for the six months annualized and 3.9% and 3.6% in the prior year six months annualized, respectively. Excluding Catlin related integration costs these return rates would have been 9.0% and 8.3% for the six months annualized at June 30, 2017 and 5.8% and 5.3% for the six months annualized at June 30, 2016, respectively

Hamilton, Bermuda– July 26, 2017 – XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today reported its second quarter 2017 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:
"In the second quarter we remained focused on disciplined underwriting and are pleased with our overall results. Also in the quarter we generated positive investment returns, continued to capture efficiencies as an organization and actively managed our capital. We remain committed to fully delivering the value of the franchise we have built.”

Second Quarter Summary
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Net income (loss) attributable to common shareholders	$301,620	$43,782	$257,838	588.9%	$454,463	$65,667	$388,796	592.1%
Per average common share outstanding-basic	$1.16	$0.16	$1.00	625.0%	$1.73	$0.23	$1.50	652.2%
Per average common share outstanding-fully diluted	$1.14	$0.15	$0.99	660.0%	$1.70	$0.23	$1.47	639.1%
Operating net income (loss)	$255,080	$106,447	$148,633	139.6%	$391,223	$209,835	$181,388	86.4%
Per average common share outstanding-fully diluted	$0.96	$0.37	$0.59	159.5%	$1.46	$0.72	$0.74	102.8%

•
Net income attributable to common shareholders of $301.6 million, or $1.14 per fully diluted share, and Operating net income of $255.1 million, or $0.96 per fully diluted share, for the quarter, compared to $43.8 million, or $0.15 per fully diluted share, and $106.4 million, or $0.37 per fully diluted share in the prior year quarter, respectively, both primarily driven by lower catastrophe losses and by favorable net income from affiliates discussed below. The increase in net income is further driven by lower realized losses related to the Life Funds Withheld Assets[4].

•
Net income from affiliates was $73.5 million for the quarter, compared to $34.6 million in the prior year quarter. This increase was driven mainly by the sale of one of our investment manager affiliates as well as strong performance in all categories of our affiliate holdings.

•
Net investment income for the quarter was $208.7 million, compared to $215.4 million in the prior year quarter. Net investment income for the quarter, excluding the Life Funds Withheld Assets was $177.2 million, compared to $176.2 million in the prior year quarter.

•
Operating expenses were 9.5% or $49.7 million favorable compared to the prior year quarter, reflecting our continuing focus on operating efficiency and leveraging our underwriting platform. Included in this decrease was a $17.5 million favorable impact resulting from foreign exchange movement.

•
Income tax expense of $29.0 million was recognized during the quarter. Effective tax rate on net income of 8.8% for the quarter, compared to 5.3% in the prior year quarter. The increase over the prior year quarter is primarily driven by a greater relative proportion of earnings generated in taxable jurisdictions, partially offset by a decrease in the life retrocession embedded derivative loss, for which no tax benefit is provided.

•
Fully diluted book value per common share increased by $1.05 from the end of the prior quarter to $42.15, driven by our net income, the increase in our unrealized gains on investments and share buybacks, partially offset by the payment of dividends. Fully diluted tangible book value per common share also increased by $0.88 from the end of the prior quarter to $33.71.

•
Share buybacks totaled approximately 6.0 million shares at an average price of $41.87 per share or $250.1 million during the quarter, compared to 9.7 million shares or $328.3 million in the prior year quarter. During the first six months of 2017, share buybacks totaled approximately 11.1 million shares at an average price of $40.70 per share or $450.6 million. At June 30, 2017, $650.0 million of common shares remained available for purchase under our share buyback program.

P&C Operations
(U.S. dollars in thousands)
	Three Months Ended
	June 30, 2017			June 30, 2016
	(Unaudited)			(Unaudited)
	Insurance	Reinsurance	Total P&C	Insurance	Reinsurance	Total P&C
Gross premiums written	$2,576,754	$977,676	$3,554,430	$2,512,012	$1,018,766	$3,530,778
Net premiums written	$1,741,201	$905,240	$2,646,441	$1,780,192	$942,419	$2,722,611
Net premiums earned	$1,652,304	$861,789	$2,514,093	$1,696,720	$831,984	$2,528,704

Underwriting profit (loss)	$54,628	$139,964	$194,592	$61,099	$40,794	$101,893

Loss ratio	65.2%	52.4%	60.8%	64.6%	64.5%	64.6%
Underwriting expense ratio	31.5%	31.4%	31.5%	31.8%	30.6%	31.4%
Combined ratio	96.7%	83.8%	92.3%	96.4%	95.1%	96.0%

	Six Months Ended
	June 30, 2017			June 30, 2016
	(Unaudited)			(Unaudited)
	Insurance	Reinsurance	Total P&C	Insurance	Reinsurance	Total P&C
Gross premiums written	$5,270,970	$2,905,066	$8,176,036	$5,015,984	$2,874,109	$7,890,093
Net premiums written	$3,249,792	$2,376,409	$5,626,201	$3,284,126	$2,500,080	$5,784,206
Net premiums earned	$3,287,619	$1,745,955	$5,033,574	$3,290,594	$1,589,556	$4,880,150

Underwriting profit (loss)	$133,368	$205,201	$338,569	$117,491	$159,891	$277,382

Loss ratio	65.0%	55.8%	61.8%	63.7%	57.8%	61.8%
Underwriting expense ratio	30.9%	32.4%	31.5%	32.7%	32.1%	32.5%
Combined ratio	95.9%	88.2%	93.3%	96.4%	89.9%	94.3%

•	P&C gross premiums written (“GPW”) in the second quarter increased 0.7% compared to the prior year quarter. Excluding the impact of foreign exchange, GPW increased by 2.1%

•
The Insurance segment GPW increased 2.6% from the prior year quarter driven primarily by growth in Political Risk, International Financial Lines and Global Risk Management. This increase was partially offset by decreases in Global lines and International property and casualty lines. Excluding the impact of foreign exchange, Insurance GPW increased 4.5%.

•
The Reinsurance segment GPW decreased by 4.0% from the prior year quarter due to a non-recurring treaty in Q2 2016. Current quarter new business offset cancellations within the segment. Excluding the impact of foreign exchange, Reinsurance GPW decreased by 3.9%.

•
The P&C loss ratio of 60.8% in the current quarter was 3.8 percentage points lower than in the prior year quarter. The P&C loss ratio variance was impacted by catastrophe pre-tax losses net of reinsurance and related reinstatement premiums of $92.1 million or 3.7 loss ratio points for the quarter, compared to $240.1 million, or 9.8 loss ratio points, in the prior year quarter, which was significantly impacted by the Fort McMurray Wildfire loss of nearly $130.0 million. Included in the P&C loss ratio was favorable prior year development of $86.7 million and $98.6 million in the current and prior year quarters, respectively. Excluding prior year development and catastrophe losses, the second quarter P&C loss ratio of 60.6% was 1.9 percentage points higher than in the prior year quarter.

•
The Insurance segment loss ratio of 65.2%, or 61.4% excluding prior year development and catastrophe losses in the current quarter, was 0.6 percentage points higher in both cases than in the prior year quarter.

•
The Reinsurance segment loss ratio in the current quarter of 52.4% was 12.1 percentage points lower than in the prior year quarter driven by the impact of catastrophe losses on the prior year; excluding prior year development and catastrophe losses it was 59.0% or 4.6 percentage points higher than in the prior year quarter primarily due to mix of business, unfavorable loss experience in short tail lines and a large facultative loss in Asia Pacific.

•
The P&C combined ratio excluding prior year development and the impact of catastrophe losses in the quarter was 92.0%, compared to 90.3% for the prior year quarter. On the same basis, the Insurance segment combined ratio in the quarter was 92.9%, compared to 92.6% for the prior year quarter, while the Reinsurance segment was 90.3% in the quarter, compared to 85.5% for prior year quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement and Earnings Presentation, each of which is dated July 26, 2017 and is available on the Investor Relations section of XL's website at www.xlgroup.com.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Wednesday, July 26, 2017. The conference call can be accessed through a dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL's website from approximately 9:00 p.m. Eastern Time on July 26, 2017, through midnight Eastern Time on August 25, 2017. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on July 26,

2017, until midnight Eastern Time on August 25, 2017, by dialing (203) 369-3049 or (866) 566-0465. The following passcode will be required: 72617

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) the continuation of downward trends in rates for property and casualty insurance and reinsurance; (b) changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (c) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date; (d) changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to such business; (e) the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections related to such recoverables; (f) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; (g) increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third party capital into reinsurance markets, which could harm our ability to maintain or increase business volumes or profitability; (h) greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; (i) the impact of changes in the global financial markets, such as the effects of inflation on our business, including on pricing and reserving, changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or general financial condition; (j) our ability to successfully implement our business strategy; (k) our ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (l) changes in credit ratings and rating agency policies or practices, which could trigger cancelation provisions in our assumed reinsurance agreements or impact the availability of our credit facilities; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations; (n) changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available-for-sale fixed maturity securities before their anticipated recovery; (o) unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under credit facilities that inhibit our ability to support our operations, including our ability to underwrite policies and pay claims; (p) the ability of our subsidiaries to pay dividends to XL Group Ltd, XLIT Ltd. and Catlin Insurance Company Ltd; (q) changes in regulators or regulations applicable to us, including as a result of the completion of our redomestication from Ireland to Bermuda, such as changes in regulatory capital balances that our operating subsidiaries must maintain, or to our brokers or customers; (r) the effects of business disruption, economic contraction or economic sanctions due to unpredictable global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services; (t) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (u) bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty; (v) the loss of key personnel; (w) the effects of mergers, acquisitions and divestitures, including our ability to modify our internal control over financial reporting, changes to our risk appetite and our ability to realize the value or benefits expected, in each case, as a result of such transactions; (x) changes in general economic conditions, including the political, monetary, economic and operational impacts of the "Brexit" referendum held on June 23, 2016 in which the UK electorate voted to withdraw from the EU, new or continued sovereign debt concerns in Euro-Zone countries or emerging markets such as Brazil or China, or governmental actions for the purposes of stabilizing financial markets; (y) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (z) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; (aa) the effects of climate change (such as changes to weather patterns, sea levels or temperatures) on our business, which our modeling or risk management practices may not adequately address due to the uncertain nature of climate change; and (bb) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future developments or otherwise.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

_______________________

1Operating net income is defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition, and (13) a provision (benefit) for income tax on items excluded from operating income. “Operating net income”, “annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs" are non-GAAP financial measures. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages [10] and [11] of this press release for a reconciliation of net income (loss) attributable to common shareholders to “operating net income” and the calculation of “annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs", which are based on operating net income.
2Fully diluted tangible book value per common share is a non-GAAP financial measure. See page [11] of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.
3Common shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
4 On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages [10] and [11] of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

XL Group Ltd
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2017	2016	2017	2016
		(Note 1)		(Note 1)
Revenues:
Net premiums earned	$2,516,917	$2,532,212	$5,039,708	$4,886,822
Net investment income:
Net investment income - excluding Life Funds Withheld Assets	177,235	176,242	344,403	340,568
Net investment income - Life Funds Withheld Assets	31,439	39,146	64,803	80,706
Total net investment income	$208,674	$215,388	$409,206	$421,274
Total net realized gains (losses) on investments and unrealized gains (losses) on investments, trading securities	56,628	104,617	93,914	197,367
Net realized and unrealized gains (losses) on derivative instruments	(906)	906	(7,975)	(2,716)
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	(34,596)	(229,742)	(84,697)	(465,822)
Income (loss) from investment fund affiliates	30,818	13,179	69,079	8,600
Fee income and other	10,225	10,862	23,886	19,124
Total revenues	$2,787,760	$2,647,422	$5,543,121	$5,064,649
Expenses:
Net losses and loss expenses incurred	$1,529,083	$1,632,386	$3,112,539	$3,014,871
Claims and policy benefits	7,595	5,482	14,886	10,419
Acquisition costs	433,584	420,520	869,453	823,787
Operating expenses	472,778	522,521	940,816	1,037,902
Foreign exchange (gains) losses	(5,643)	(19,100)	(8,979)	(52,919)
Interest expense	54,018	55,738	104,729	108,041
Total expenses	$2,491,415	$2,617,547	$5,033,444	$4,942,101
Income (loss) before income tax and income (loss) from operating affiliates	$296,345	$29,875	$509,677	$122,548
Income (loss) from operating affiliates	42,704	21,418	56,313	34,068
Provision (benefit) for income tax	29,006	2,467	42,098	24,762
Net income (loss)	$310,043	$48,826	$523,892	$131,854
Non-controlling interests	8,423	5,044	69,429	66,187
Net income (loss) attributable to common shareholders	$301,620	$43,782	$454,463	$65,667

XL Group Ltd
KEY FINANCIAL DATA

Selected balance sheet and other data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	June 30, 2017	December 31, 2016
	(Unaudited)	(Note 1)
Total investments available for sale	$32,603,118	$31,919,126
Cash and cash equivalents	3,133,822	3,426,988
Investments in affiliates	2,127,115	2,177,645
Unpaid losses and loss expenses recoverable	5,858,369	5,491,297
Goodwill and other intangible assets	2,219,390	2,203,653
Total assets	62,382,250	58,434,102

Unpaid losses and loss expenses	26,822,346	25,939,571
Deposit liabilities	1,123,628	1,116,233
Future policy benefit reserves	3,591,573	3,506,047
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable (Note 2)	918,304	998,968
Unearned premiums	8,848,374	7,293,028
Notes payable and debt	3,207,339	2,647,677

Total shareholders’ equity	13,102,407	12,960,679
Common shareholders' equity	11,080,552	10,938,512
Common shares outstanding (Note 3)	258,489,379	266,927,220

Basic book value per common share	$42.87	$40.98
Fully diluted book value per common share	$42.15	$40.33
Fully diluted tangible book value per common share (Note 4)	$33.71	$32.21

Note 1: Certain items have been reclassified to conform to the current period presentation.
Note 2: On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages [10] and [11] of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

Note 3: Common shares outstanding include all common shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.
Note 4: Fully diluted tangible book value per common share is a non-GAAP financial measure. See page [11] of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.

XL Group Ltd
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of XL’s net income (loss) attributable to common shareholders to operating net income (loss) and also includes the calculation of annualized return on average common shareholders’ equity including and excluding average AOCI, both inclusive and exclusive of integration costs and based on operating net income (loss) for the three and six months ended June 30, 2017 and 2016. (Notes 3 and 5)

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
		(Note 1)		(Note 1)
	2017	2016	2017	2016
Net income (loss) attributable to common shareholders	$301,620	$43,782	$454,463	$65,667
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	34,596	229,742	84,697	465,822
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(7,459)	(85,149)	(40,527)	(186,315)
Net investment income - Life Funds Withheld Assets	(31,439)	(39,146)	(64,803)	(80,706)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	(14,945)	6,779	(18,169)	(4,194)
Net income (loss) attributable to common shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 2)	$282,373	$156,008	$415,661	$260,274
Net realized (gains) losses and OTTI on investments - excluding Life Funds Withheld Assets	(49,169)	(19,468)	(53,387)	(11,052)
Net realized and unrealized (gains) losses on derivatives	906	(906)	7,975	2,716
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	115	1,818	(1,936)	2,231
Exchange (gains) losses excluding Life Funds Withheld Assets	9,302	(25,879)	9,190	(48,725)
Provision (benefit) for income tax on items excluded from operating income	11,553	(5,126)	13,720	4,391
Operating net income (loss) (Note 3)	$255,080	$106,447	$391,223	$209,835
Integration costs	39,118	52,117	73,067	107,104
Provision (benefit) for income tax on integration costs	(4,147)	(4,446)	(7,745)	(9,108)
Operating net income (loss) (excluding integration costs)	$290,051	$154,118	$456,545	$307,831
Per common share results - diluted:
Net income (loss) attributable to common shareholders	$1.14	$0.15	$1.70	$0.23
Operating net income (loss) (Note 3)	$0.96	$0.37	$1.46	$0.72
Weighted average common shares outstanding:
Basic	260,989,627	281,793,386	263,327,347	286,880,981
Diluted (Note 4)	264,942,669	285,081,908	267,279,097	290,929,362
Return on common shareholders' equity:
Opening common shareholders' equity attributable to XL Group Ltd	$10,974,884	$11,688,744	$10,938,512	$11,677,079
Closing common shareholders' equity attributable to XL Group Ltd	$11,080,552	$11,685,188	$11,080,552	$11,685,188
Average common shareholders' equity attributable to XL Group Ltd for the period	$11,027,718	$11,686,966	$11,009,532	$11,681,134
Opening AOCI	$844,974	$1,094,557	$715,546	$686,616
Closing AOCI	$921,165	$1,408,587	$921,165	$1,408,587
Average AOCI for the period	$883,070	$1,251,572	$818,356	$1,047,602
Average common shareholders' equity attributable to XL Group Ltd excluding average AOCI	$10,144,649	$10,435,394	$10,191,177	$10,633,533
Annualized operating net income (loss) (Note 3)	$1,020,320	$425,788	$782,446	$419,670
Annualized operating net income (loss) (excluding integration costs) (Note 3 and 5)	$1,160,206	$616,473	$913,090	$615,663

Annualized operating return on average common shareholders' equity (Note 3)	9.3%	3.6%	7.1%	3.6%
Annualized operating return on average common shareholders' equity excluding average AOCI (Note 3)	10.1%	4.1%	7.7%	3.9%
Annualized operating return on average common shareholders' equity excluding integration costs (Notes 3 and 5)	10.5%	5.3%	8.3%	5.3%
Annualized operating return on average common shareholders' equity excluding integration costs and AOCI (Notes 3 and 5)	11.4%	5.9%	9.0%	5.8%

Book value per common share:	June 30, 2017	March 31, 2017	June 30, 2017	December 31, 2016
Closing common shares outstanding - basic	258,489,379	263,773,739	258,489,379	266,927,220
Closing common shares outstanding - diluted	262,858,782	267,007,606	262,858,782	271,224,790
Book value per common share	$42.87	$41.61	$42.87	$40.98
Fully diluted book value per common share	$42.15	$41.10	$42.15	$40.33
Goodwill and other intangible assets	$2,219,390	$2,208,612	$2,219,390	$2,203,653
Tangible book value	$8,861,162	$8,766,272	$8,861,162	$8,734,859
Fully diluted tangible book value per common share	$33.71	$32.83	$33.71	$32.21

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are reflected within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.
Note 3: Defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition, and (13) a provision (benefit) for income tax on items excluded from operating income. We believe that showing "operating net income (loss)", "annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to common shareholders to operating net income (loss) is provided above.
Note 4: Diluted weighted average number of common shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average common shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.
Note 5: Integration costs related to the Catlin Acquisition were completed in the second quarter of 2017.

Comment on Regulation G

XL presents its operations in ways it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to common shareholders excluding:(1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition, and (13) a provision (benefit) for income tax on items excluded from operating income; (ii) annualized return on average common shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding average AOCI, both inclusive and exclusive of integration costs; and (iv) Fully diluted tangible book value per common share  (common shareholders’ equity excluding goodwill and intangible assets divided by the number of shares outstanding at the period end date combined with the dilutive impact of potential future share issues at any period end). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on pages [10] and [11].

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be recognized as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts), as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing common shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE including and excluding average AOCI, both inclusive and exclusive of integration costs, are additional measures of Company profitability. The most significant component of this exclusion is the mark to market fluctuations on XL’s investment portfolio that have not been realized through sales, and/or distortions to XL’s performance from integration costs related to the acquisition of Catlin.  By providing these additional measures, users of our financial statements have the ability to include or exclude these items when considering our performance either on a standalone basis or for purposes of peer performance comparison.

XL believes that fully diluted tangible book value per common share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.